UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — August 16, 2018

Plains GP Holdings, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-36132	90-1005472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

713-646-4100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                                        Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2018, Plains All American Pipeline, L.P. (“PAA”) and Plains GP Holdings, L.P. (the “Registrant” and, collectively with PAA, “Plains”) issued a press release announcing October 1, 2018 as the effective date of Greg L. Armstrong’s retirement as Chief Executive Officer (“CEO”), which retirement was previously announced on November 6, 2017.  Plains also announced that Willie Chiang, who currently serves as Executive Vice President and Chief Operating Officer, has been formally approved by the Board of Directors of PAA GP Holdings LLC (the “Board”) to become CEO effective upon Mr. Armstrong’s retirement.  Following his retirement as CEO, Mr. Armstrong will remain on the Board as non-executive Chairman through the end of 2019.

In connection with Mr. Chiang’s transition to the CEO role, the Board also approved a special grant of 500,000 additional phantom units under PAA’s long-term incentive plan (“LTIP”) and, effective October 1, 2018, an increase in Mr. Chiang’s annual salary from $400,000 to $600,000. No changes were made to the percentage targets used for Mr. Chiang’s annual bonus target (250% of base salary) or annual LTIP award (500% of base salary), although the annual target values for each such element of Mr. Chiang’s annual compensation will increase as a result of the increase in Mr. Chiang’s base salary.  The special grant of phantom units under PAA’s LTIP is designed to more closely align Mr. Chiang’s total compensation as CEO with the total compensation of CEOs at peer organizations, but do so through a long term contingent equity award that will only provide incremental value to Mr. Chiang upon the satisfaction of certain performance thresholds and/or service periods.  Accordingly, the phantom units under Mr. Chiang’s special grant will vest (become payable 1-for-1 in PAA common units) as follows: (1) 25% will vest upon the later of October 1, 2023 and the first distribution date on which PAA will have generated distributable cash flow (“DCF”) of at least $3.00 per common unit on a trailing four quarter basis, and (2) 75% will vest upon the later of October 1, 2023 and the first distribution date on which PAA will have generated DCF of at least $3.50 per common unit on a trailing four quarter basis, in both cases with the initial performance-related measurement period beginning January 1, 2021.  The phantom units include tandem distribution equivalent rights (“DERs”) that will vest (begin paying common unit equivalent distributions) as follows: (1) one-third will vest on the first distribution date on which PAA generates DCF of at least $2.50 per unit on a trailing four quarter basis, (2) one-third will vest on the first distribution date following January 1, 2020 on which PAA generates DCF of at least $2.60 per unit on a trailing four quarter basis, and (3) one-third will vest on the first distribution date following January 1, 2020 on which PAA generates DCF of at least $2.80 per unit on a trailing four quarter basis.  Any LTIPs and/or DERs that have not vested by October 1, 2025 will expire at that time.  Such special grant of phantom units will also include other terms and provisions that are customarily included in LTIP awards issued by PAA to its senior executive officers, including a “double trigger” change of control provision that generally provides for 100% vesting of all unvested phantom units in the event of a change of control of PAA that results in a termination of Mr. Chiang’s employment, a material diminution in his authority, duty or responsibilities or a material reduction of his base salary.

Beginning October 1, 2018, Mr. Armstrong will receive an annual retainer of $250,000 for his services as non-executive Chairman.

A copy of the press release issued on August 20, 2018 is filed as Exhibit 99.1 to this Current Report on Form 8-K. and incorporated into this item by reference. Additional information regarding Mr. Chiang’s business experience and current compensation arrangements is included in the Registrant’s Proxy Statement for the 2018 Annual Meeting of Shareholders as filed with the SEC on April 5, 2018.

Item 5.03.                                        Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

On August 16, 2018, the Board approved an amendment to the Third Amended and Restated Limited Liability Company Agreement of PAA GP Holdings LLC to reflect the separation of the Chairman and CEO roles. A copy of the amendment, which will be effective on October 1, 2018, is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated into this item by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                         Exhibits

Exhibit 3.1 —	Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement of PAA GP Holdings LLC dated effective as of October 1, 2018.
Exhibit 99.1 —	Press Release dated August 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS GP HOLDINGS, L.P.

Date: August 20, 2018	By:	PAA GP Holdings LLC, its general partner

	By:	/s/ Richard McGee
	Name:	Richard McGee
	Title:	Executive Vice President